EXHIBIT 99.1

FOR IMMEDIATE RELEASE

For: United Fire & Casualty Company

118 Second Avenue SE, PO Box 73909

Cedar Rapids, Iowa 52407-3909

Contact: Randy A. Ramlo, President/CEO, 319-399-5700

United Fire receives notice of adverse decision by Federal Court jury; company estimates $4.0 million to $6.0 million in catastrophe losses related to Midwest storms, including Parkersburg tornado

CEDAR RAPIDS, IA – June 6, 2008 – United Fire & Casualty Company (NASDAQ: UFCS) today announced that they have received notice of a verdict handed down by a Federal Court jury in New Orleans, Louisiana. A commercial policyholder brought suit against United Fire seeking additional compensation for damage to property sustained by the business at several locations during Hurricane Katrina and its aftermath, and the subsequent interruption of its business. United Fire disputes the amount of additional damage and believes that the alleged damage was related to flooding that occurred subsequent to Hurricane Katrina, which was not covered by the property policy.

The jury determined that United Fire should make additional payment to its policyholder for property damage and loss of business income. According to the verdict form, the jury assessed an award of approximately $21.0 million, inclusive of penalties. After reinsurance recoveries, the company estimates that this award will result in a net loss of approximately $13.0 million ($8.5 million after tax or $.31 per share) should this verdict stand.

“We are disappointed in the decision by the jury because we believe we have already made payment for losses covered under the terms of the contract, and that we have no obligation to make payment for damage attributable to the flood,” said President & CEO Randy Ramlo.

The company plans to seek post-trial review of this decision due to a number of significant issues, which may result in reduction of the award.

United Fire also reported a preliminary estimate of approximately $4.0 million to $6.0 million in catastrophe losses related to recent storms in the Midwest, including the deadly EF5 tornado that hit Parkersburg, Iowa, on Sunday, May 25, 2008. Based on its preliminary estimate, this would result in an after-tax reduction in earnings of between $0.10 per share to $0.14 per share. The company does not have reinsurance recoveries related to these storms, as each storm’s losses are within its retention limits.

“Our company insures the City of Parkersburg, Iowa, and a number of commercial businesses in the city of Parkersburg, as well as some homes,” said President and CEO Randy Ramlo. “This storm hit close to home, and we are deeply saddened by the loss of life and vast destruction in Parkersburg and the surrounding communities. We are especially concerned for the well being of our policyholders, many of whom lost their businesses, homes and belongings. We want them to know that our employees are working hard to quickly resolve claims so that rebuilding can begin as soon as possible.”

About United Fire & Casualty Company

United Fire & Casualty Company is a regional insurer that, along with its insurance subsidiaries,

offers personal and commercial property and casualty insurance and life insurance. The company markets its products principally through its regional offices in Cedar Rapids, Iowa (company headquarters); Denver, Colorado; and Galveston, Texas. For the 15th consecutive year, United

Fire & Casualty Company has been named to the Ward’s 50, a respected benchmark group of the industry’s top-performing insurance companies. For the second consecutive year, our subsidiary, United Life Insurance Company has been named to the Ward’s 50 Life & Health Insurance Companies. In March 2007 and 2008, United Fire & Casualty Company was named to Audit Integrity’s Top 100 list of companies who demonstrate high corporate integrity. For more information about United Fire & Casualty Company and its products and services, visit our website, www.unitedfiregroup.com.

Disclosure of forward-looking statements

This report may contain forward-looking statements about our operations, anticipated performance and other similar matters. The forward-looking statements are not historical facts and involve risks and uncertainties that could cause actual results to differ materially from those expected and/or projected. Such forward-looking statements are based on current expectations, estimates, forecasts and projections about our Company, the industry in which we operate, and beliefs and assumptions made by management. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “continues,” “seeks,” “estimates,” “predicts,” “should,” “could,” “may,” “will continue,” “might,” “hope” and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements. Information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained in Part I Item 1A “Risk Factors” of our annual report on Form 10-K for the year ended December 31, 2007 filed with the SEC on February 27, 2008 and in our report on Form 10-Q for the quarter ended March 31, 2008, filed with the SEC on April 25, 2008. The risks identified on Form 10-K are representative of the risks, uncertainties, and assumptions that could cause actual outcomes and results to differ materially from what is expressed in forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this report or as of the date they are made.